CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 7, 2003, relating to the financial statements and financial highlights which appears in the November 30, 2002 Annual Report to Shareholders of the Oak Ridge Large Cap Equity Fund and the Oak Ridge Small Cap Equity Fund (constituting the Oak Ridge Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Financial Statements" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
October 29, 2003